Exhibit 23.2
CONSENT OF ERNST & YOUNG, INDEPENDENT AUDITORS
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2005 Equity Incentive Plan of our report dated May 13, 2005, with respect to the consolidated financial statements of Solexa, Inc. as of December 31, 2004 and for each of the two years in the period then ended included in its Annual Report (Form 10-K) for the fiscal year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP Ernst & Young LLP
Cambridge, England
October 4, 2006